Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001

August 7, 2020

BigCommerce Holdings, Inc.

11305 4 Points Dr., Building 2, Suite 100

Austin, Texas 78726

Ladies and Gentlemen:

We have acted as counsel to BigCommerce Holdings, Inc., a Delaware corporation (the “Company”) in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 17,438,788 shares of the Company’s Series 1 common stock, par value $0.0001 (the “Shares”) which may be issued pursuant to the Company’s Amended and Restated 2013 Stock Plan (the “2013 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”) or 2020 Employee Stock Purchase Plan (the “2020 ESPP” and together with the 2013 Plan and the 2020 Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and the forms of agreements thereunder, (d) certain resolutions of the Board of Directors and stockholders of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares, when such Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and are issued by the Company in accordance with the terms of the applicable Plan and the agreements thereunder, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)